Exhibit 4.2

STATE NATIONAL BANCSHARES, INC.

AMENDMENT TO STOCK OPTION PLAN

December 30, 2005

On December 30, 2005, the Board of Directors of State National Bancshares, Inc., a Texas corporation (the “Corporation”), adopted the following amendment to the Corporation’s Stock Option Plan dated April 1, 1997.  Section 1.11 of the Plan is amended to read in its entirety as follows:

1.11                        “Fair Market Value” shall mean:

(a)                                  If shares of Stock of the same class are listed or admitted to unlisted trading privileges on any national or regional securities exchange or sales prices for such shares in the over-the-counter market are reported by the National Association of Securities Dealers, Inc. Automated Quotations, Inc. (“NASDAQ”) National Market System at the date of determining the Fair Market Value, the mean between the highest and lowest quoted selling prices on the last trading day (on which there were sales) before the date in question; or

(b)                                 If shares of Stock of the same class shall not be listed or admitted to unlisted trading privileges as provided in Section 1.11(a) and sales prices for such shares shall not be reported by the NASDAQ National Market System as provided in Section 1.11(a), and bid and asked prices therefor in the over-the-counter market shall be reported by NASDAQ (or, if not so reported, by the National Quotation Bureau Incorporated) at the date of determining the Fair Market Value, the mean of the closing bid and asked prices on the last day (for which there were bid and asked prices) before the date in question; and

(c)                                  If shares of Stock of the same class shall not be listed or admitted to unlisted trading privileges as provided in Section 1.11(a) and sales prices or bid and asked prices for such shares shall not be reported by NASDAQ (or the National Quotation Bureau Incorporated) as provided in Section 1.11(a) or Section 1.11(b) at the date of determining the Fair Market Value, the value determined in good faith by the Board of Directors.”